Exhibit (e) 1.13

LETTER AGREEMENT

Russell Fund Distributors, Inc.

909 A Street

Tacoma, WA 98402

Re:	Distribution Agreement

Pursuant to Introductory Section 1 of the Distribution Agreement between Russell Investment Company (“RIC”) and Russell Fund Distributors, Inc., dated January 1, 1999, RIC advises you that it is creating Class A Shares for the existing Diversified Equity Fund, Quantitative Equity Fund, Special Growth Fund, Real Estate Securities Fund, International Securities Fund, Emerging Markets Fund, Short Duration Bond Fund and Multistrategy Bond Fund (the “New Class”). RIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the New Class pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged in return for the Distributor’s services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to the New Class by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this      day of              2007

RUSSELL FUND DISTRIBUTORS, INC.

By:
Greg J. Stark
President